Exhibit 5

United States Steel Corporation Law Department 600 Grant Street Pittsburgh, PA 15219 Phone 412- 433-2890 Fax: 412-433-2811 email: aphillips@uss.com	Arden T. Phillips Associate General Counsel & Corporate Secretary

August 1, 2016
Board of Directors
United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219
Ladies and Gentlemen:
In connection with the prospectus supplement to the registration statement on Form S-3 Registration No. 333-209914 (the “Registration Statement”) filed by United States Steel Corporation. (“U. S. Steel”) under the Securities Act of 1933, as amended, relating to the resale from time to time of common stock (“Common Stock”) by the selling security holder named in the prospectus supplement filed on August 1, 2016. I, in my capacity as Associate General Counsel & Corporate Secretary of U. S. Steel, have examined such corporate records, certificates and other documents of U. S. Steel and such questions of law as I, or those under my supervision, have considered relevant and necessary as a basis for my opinion.
Based upon my review, I am of the opinion that the shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
I express no opinion herein concerning any law other than the federal securities laws of the United States and the Delaware General Corporation Law.
I consent to the filing of this opinion as an exhibit to the Registration Statement and to my name under the heading “Legal Matters” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Arden T. Phillips
Arden T. Phillips
Associate General Counsel &
Corporate Secretary